Exhibit 10.3

Form of RSU Agreement (US)

Name:	[●]
Number of Restricted Stock Units:	[●]
Date of Grant:	[●]

ZENAS BIOPHARMA, INC.
2026 INDUCEMENT PLAN

Restricted Stock Unit Agreement

This agreement (this “Agreement”) evidences a grant (the “Award”) of Restricted Stock Units (“RSUs”) by Zenas BioPharma, Inc., a Delaware corporation (the “Company”), to the individual named above (the “Participant”), pursuant to and subject to the terms of the Zenas BioPharma, Inc. 2026 Inducement Plan (as from time to time amended and in effect, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1.            Grant of RSUs. The Company grants to the Participant on the date set forth above (the “Date of Grant”) the number of Restricted Stock Units (“RSUs”) set forth above, giving the Participant the conditional right to receive, without payment and pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, one share of Stock (a “Share”) with respect to each RSU subject to this Award, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The RSUs are granted to the Participant in connection with the Participant’s Employment as an employee.

2.            Vesting. Unless earlier terminated, forfeited, relinquished or expired, the RSUs will vest as follows: [INSERT VESTING TERMS].

3.            Cessation of Employment. Except as (a) the Administrator may determine in its discretion or (b) expressly provided for in an employment agreement between the Participant and the Company that is in effect at the time of the Participant’s termination of Employment, if the Participant’s Employment ceases for any reason, the RSUs, to the extent not then vested, will be immediately forfeited for no consideration.

4.            Delivery of Shares. Subject to Section 5 below, the Company shall, as soon as practicable upon the vesting of any RSUs (but in no event later than thirty (30) days following the date on which such RSUs vest), effect delivery of the Shares with respect to such vested RSUs to the Participant (or, in the event of the Participant’s death, to the person to whom the Award has passed by will or the laws of descent and distribution). No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.

5.            Forfeiture; Recovery of Compensation. The Administrator may cancel, rescind, withhold or otherwise limit or restrict this Award at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan. By accepting, or being deemed to have accepted, the RSUs, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, with respect to the RSUs, including the right to any Shares acquired in respect of the RSUs and any amounts received in respect thereof, are subject to Section 6(a)(v) of the Plan (including any successor provision). The Participant further agrees to be bound by the terms of any applicable clawback or recoupment policy of the Company, including the Company’s Policy for Recoupment of Incentive Compensation Policy. Nothing in the preceding sentence will be construed as limiting the general application of Section 10 of this Agreement.

6.            Nontransferability. The RSUs may not be transferred except as expressly permitted under Section 6(a)(iii) of the Plan.

7.            Taxes. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to be issued Shares upon settlement of the Award, are subject to the Participant promptly paying to the Company in cash or by check (or by such other means as may be acceptable to the Administrator) all taxes and other amounts required to be withheld. No Shares will be issued in respect of the Award unless and until the Participant has remitted to the Company an amount in cash sufficient to satisfy any withholding requirements, or has made other arrangements satisfactory to the Company with respect to such amounts. Unless otherwise determined by the Compensation Committee, the Company shall automatically satisfy any tax withholding obligations by causing such number of Shares to be sold in accordance with a sell-to-cover arrangement. The Participant authorizes the Company and its subsidiaries to withhold any amounts due in respect of any required withholdings by withholding from the Shares otherwise deliverable in connection with the RSUs, by causing such Shares to be sold in accordance with a sell-to-cover arrangement and/or by withholding from any amounts otherwise owed to the Participant. The Participant shall bear all costs associated with the sale of Shares under any sell-to-cover arrangement. Nothing in this Section 7, however, shall be construed as relieving the Participant of any liability for satisfying his or her tax obligations relating to the Award. If the Company does not have any withholding obligations for any applicable taxes relating to the Award, the Participant shall be solely responsible for satisfying and paying all taxes arising from or due in connection with the Award, its vesting and/or settlement and any disposition of any Shares acquired upon the vesting of the Award.

8.            Nature of Grant. By accepting the Award, the Participant acknowledges, understands and agrees that:

(a)            the Plan is established voluntarily by the Company, is wholly discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;

(b)            the Plan is operated and the Award is granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights the Participant may have under this Agreement may be raised only against the Company but not any Subsidiary (including, but not limited to, the Subsidiary that employs the Participant (the “Service Recipient”));

(c)            no Subsidiary of the Company (including, but not limited to, the Service Recipient) has any obligation to make any payment of any kind to the Participant under this Agreement;

(d)            the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(e)            all decisions with respect to future grants of restricted stock units or other grants, if any, will be at the sole discretion of the Company;

(f)            the Award and the Participant’s participation in the Plan shall not create a right of Employment with the Company or any Subsidiary;

(g)            the Award and the Participant’s participation in the Plan shall not be interpreted as forming or amending an employment or service contract with the Company or the Service Recipient, and shall not interfere with the ability of the Company, the Service Recipient or any Subsidiary, as applicable, to terminate the Participant’s Employment (if any);

(h)            the Participant is voluntarily participating in the Plan;

(i)            the Award and any Shares acquired under the Plan, and the income from and value of the same, are not intended to replace any pension rights or compensation;

(j)            the Award and any Shares acquired under the Plan, and the income from and value of the same, are not part of normal or expected compensation for any purposes, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(k)            the future value of the Shares underlying the Award is unknown, indeterminable, and cannot be predicted with certainty;

(l)            no claim or entitlement to compensation or damages shall arise from (i) forfeiture of any portion of the Award resulting from the Participant’s termination of Employment (for any reason whatsoever and regardless of whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Participant is providing service or the terms of the Participant’s employment or other service agreement, if any), or (ii) the application of any clawback or recoupment policy adopted by the Company or imposed by applicable laws;

(m)            unless otherwise agreed with the Company in writing, the Award and the Shares subject to the Award, and the income from and value of the same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary;

(n)            unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(o)            neither the Company, the Service Recipient nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the Shares or of any amounts due to the Participant pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement.

9.            Section 280G. If any payment or benefit that the Participant may receive in respect of the RSUs or otherwise from the Company or any Subsidiary (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

10.            Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been made available to the Participant. By accepting, or being deemed to have accepted, the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.

11.            No Guarantee of Continued Employment. The Participant acknowledges and agrees that nothing in this Agreement constitutes an express or implied promise of continued employment or other engagement with the Company or any Subsidiary for any period of time or shall interfere in any way with the right of the Company or any Subsidiary to terminate the Participant’s relationship as an employee or other service provider at any time, with or without Cause.

12.            Acknowledgements. The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement.

ZENAS BIOPHARMA, INC.

By:

Name:

Title:

Agreed and Accepted:

THE PARTICIPANT

By
[Participant’s Name]